Exhibit 3.1

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THE PNC FINANCIAL SERVICES GROUP, INC.

RESOLVED, that the Executive Committee of the Board of Directors of The PNC Financial Services Group, Inc. (the “Corporation”), pursuant to the authority granted to it under resolutions adopted by the Board of Directors of the Corporation on November 16, 2006, hereby establishes the Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series K, par value $1.00 per share, of the Corporation and fixes and determines the designations, voting rights, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

This Amendment No. 1 to the Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc. (the “Articles”) amends and replaces sections 87 through 89 of the Articles with the following:

FIXED-TO-FLOATING NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES K

87. Designation. A series of Preferred Stock designated the “Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series K” (hereinafter called “Series K Preferred Stock”) shall be established consisting of 50,000 shares, $1.00 par value per share and having a liquidation preference of $10,000 per share. The number of shares constituting Series K Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Articles of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series K Preferred Stock will be dated the date of issue.

88. Ranking. The shares of Series K Preferred Stock shall rank:

(a) senior, as to dividends or upon liquidation, dissolution and winding up, to the common stock, and senior, as to dividends or upon liquidation, dissolution and winding up, to Series G and all other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by their terms, do not expressly provide that they rank pari passu with the Series K Preferred Stock as to dividends or upon liquidation, dissolution and winding up, as the case may be (collectively, “Series K Junior Securities”); and

(b) on a parity, as to dividends or upon liquidation, dissolution and winding up with the Series A, Series B, Series C, Series D, Series E, Series F, Series H, Series I and Series J and with each class or series of preferred capital stock of the Corporation hereafter authorized, issued or outstanding which specify that they are pari passu with the Series K Preferred Stock (collectively, “Series K Parity Securities”).

The Corporation may authorize and issue additional shares of Series K Junior Securities and Series K Parity Securities without the consent of the holders of the Series K Preferred Stock. The holders of shares of Series K Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

89. Dividends. (a) Dividends on shares of Series K Preferred Stock are not mandatory. Holders of Series K Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference at a rate equal to (1) 8.25% for each Series K Dividend Period from the original issue date of the Series K

Preferred Stock, but excluding, May 21, 2013 (the “Fixed Rate Period”), and (2) a per annum rate equal to three-month LIBOR plus 4.22%, for each Series K Dividend Period from May 21, 2013 through the redemption date of the Series K Preferred Stock, if any (the “Floating Rate Period”). In the event that the Corporation issues additional shares of the Series K Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board of Directors or a duly authorized committee of the Board, during the Fixed Rate Period, dividends will be payable on the Series K Preferred Stock semi-annually, in arrears, on May 21 and November 21 of each year, beginning on November 21, 2008. If declared by the Board or a duly authorized committee of the Board, during the Floating Rate Period, dividends will be payable on the Series K Preferred Stock quarterly, in arrears, on August 21, November 21, February 21 and May 21 of each year, beginning on May 21, 2013.

(c) Dividends will be payable to holders of record of Series K Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the last Business Day of the calendar month immediately preceding the month during which the Series K Dividend Payment Date falls.

(d) A “Series K Dividend Period” is the period from and including a Series K Dividend Payment Date to but excluding the next Series K Dividend Payment Date, except that the initial Series K Dividend Period will commence on and include the original issue date of Series K Preferred Stock. Dividends payable on Series K Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series K Preferred Stock for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series K Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series K Preferred Stock called for redemption. If any date on which dividends would otherwise be payable is not a Business Day, then the Series K Dividend Payment Date will be the next succeeding Business Day.

(e) The dividend rate for each dividend period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Series K Dividend Period, which date is the “dividend determination date” for the Series K Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Series K Preferred Stock will be binding and conclusive on you, the transfer agent, and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Series K Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

(f) Dividends on the Series K Preferred Stock are non-cumulative. If the Corporation’s Board of Directors does not declare a dividend on the Series K Preferred Stock or declares less than a full dividend in respect of any Series K Dividend Period, the holders of the Series K Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the corresponding Series K Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Series K Dividend Period, whether or not the earnings of the Corporation were sufficient to pay such dividends in whole or in part and whether or not dividends are declared and paid for any future Series K Dividend Period with respect to the Series K Preferred Stock, the Corporation’s common stock or any other class or series of the Corporation’s preferred stock.

(g) So long as any share of Series K Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series K Junior Securities (other than (i) a dividend payable solely in Series K Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan), (2) no shares of Series K Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series K Junior Securities for or into other Series K Junior Securities, (ii) the exchange or conversion of one share of Series K Junior Securities for or into another share of Series K Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series K Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series K Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series K Junior Securities pursuant to a contractually binding requirement to buy Series K Junior Securities existing prior to the preceding Series K Dividend Period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of Series K Junior Securities pursuant to the conversion or exchange of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (3) no shares of Series K Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series K Preferred Stock and such Series K Parity Securities except by conversion into or exchange for Series K Junior Securities, during a Series K Dividend Period, unless, in each case, the full dividends for the preceding Series K Dividend Period on all outstanding shares of Series K Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h) When dividends are not paid in full upon the shares of Series K Preferred Stock and any Series K Parity Securities, all dividends declared upon shares of Series K Preferred Stock and any Series K Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series K Dividend Period per share on Series K Preferred Stock, and accrued dividends, including any accumulations, on any Series K Parity Securities, bear to each other.

(i) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Corporation’s Board of Directors or a duly authorized committee of the Board, may be declared and paid on the common stock and any other stock ranking equally with or junior to Series K Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series K Preferred Stock shall not be entitled to participate in any such dividend.

90. Liquidation. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series K Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series K Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series K Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series K Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series K Preferred Stock and all holders of any Series K Parity Securities, the amounts paid to the holders of Series K Preferred Stock and to the holders of all Series K Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series K Preferred Stock and any Series K Parity Securities, the holders of the Corporation’s Series K Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series K Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

91. Redemption. (a) Series K Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series K Preferred Stock is not redeemable prior to May 21, 2013. On and after that date, Series K Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series K Preferred Stock will have no right to require the redemption or repurchase of Series K Preferred Stock.

(b) If shares of Series K Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series K Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series K Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of Series K Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where the certificates evidencing shares of Series K Preferred Stock are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series K Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series K Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series K Preferred Stock, such shares of Series K Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable.

92. Voting Rights. (a) Except as provided below, as expressly required by law or as expressly stated in Section 4 hereunder, the holders of shares of Series K Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series K Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series K Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series K Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Amended and Restated Articles of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of Series K Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series K Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to Series K Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series K Preferred Stock; and (3) consolidate with or merge into any other corporation unless the shares of Series K Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series K Preferred Stock, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series K Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series K Preferred Stock to effect such redemption.

93. Conversion rights. The holders of shares of Series K Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

94. Certificates. The Corporation may at its option issue shares of Series K Preferred Stock without certificates.

COMMON STOCK

95. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation.

PROVISIONS APPLICABLE TO ALL CLASSES OF CAPITAL STOCK

96. No holder of any class of capital stock of the Corporation shall be entitled to cumulate his votes for the election of directors.

97. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of any class of capital stock of the Corporation.